Exhibit (d)(4)(b)

MAINSTAY VP FUNDS TRUST

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 1st day of May 2020, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Winslow Capital Management, LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to a Subadvisory Agreement, dated October 1, 2014 (the “Agreement”), and

WHEREAS, the Manager and the Subadvisor hereby wish to amend Schedule A of the Agreement to reflect a name change for the MainStay VP Large Growth Portfolio to the MainStay VP Winslow Large Cap Growth Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i) Effective May 1, 2020, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:  /s/ Brian J. McGrady     By: /s/ Yie-Hsin Hung

Name: Brian J. McGrady     Name: Yie-Hsin Hung

Title: Director and Associate General Counsel  Title: Chief Executive Officer

WINSLOW CAPITAL MANAGEMENT, LLC

Attest:  /s/ Derek Ciernia       By: /s/ Jeff Wieneke

Name: Derek Ciernia      Name: Jeff Wieneke

Title: MD, CCO/GC      Title: CFO

SCHEDULE A

(As of May 1, 2020)

1. Subadvisor shall provide services for the following series of the Trust:

• MainStay VP Winslow Large Cap Growth Portfolio

2. Subadvisor shall be paid:

0.40% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including series of the Trust, up to $100 million;

0.35% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including series of the Trust, from $100 million to $350 million;

0.30% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including series of the Trust, from $350 million to $600 million;

0.25% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including series of the Trust, from $600 million to $1 billion;

0.20% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including series of the Trust, from $1 billion to $2.5 billion;

0.24% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including series of the Trust, from $2.5 billion to $5 billion;

0.25% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including series of the Trust, in excess of $5 billion; and

To the extent the management fee has a breakpoint or contractual waiver above

$11 billion, the Subadvisor shall bear a portion of the reduction of the management fee or waive its fee in proportion to the percentage of the total subadvisory fees that the Subadvisor earns. Any contractual waiver shall be in place for a one-year period corresponding with the annual update of the Trust’s registration statement. The Manager and Subadvisor shall review any contractual waiver annually to determine the continuation or modification of such waiver.